Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 8, 2013 (September 25, 2013 as to Note 12 and October 17, 2013 as to Note 13) relating to the consolidated financial statements of zulily, inc. and subsidiary, appearing in the Prospectus dated November 14, 2013 filed by zulily, inc. (the “Company”) pursuant to Rule 424(b)(4) under the Securities Act of 1933 relating to the Company’s Registration Statement No. 333-191617 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

Seattle, Washington

November 19, 2013